Exhibit 99.18

Execution Version

CONFIDENTIAL

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of July 19, 2024, is by and among Commure, Inc., a Delaware corporation (“Parent”), Anderson Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”), and the undersigned stockholder (the “Stockholder”).

WHEREAS, the Stockholder is, as of the date hereof, the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of Company Common Stock of Augmedix, Inc., a Delaware corporation (the “Company”), in each case, as set forth below the Stockholder ’s name and signature on its signature page hereto;

WHEREAS, Parent, Merger Sub, and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A and as may be amended, supplemented or otherwise modified from time to time (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent and Merger Sub have required that the Stockholder, and the Stockholder has (in solely the Stockholder’s capacity as a beneficial owner of Equity Interests (as defined below)) agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.      Representations and Warranties of Stockholder. The Stockholder (in solely the Stockholder’s capacity as a record and/or beneficial owner of Equity Interests) hereby represents and warrants to Parent and Merger Sub as follows:

(a)	As of the time of execution of this Agreement, such Stockholder (i) is the record and/or beneficial owner of the outstanding shares of Company Common Stock (together with any outstanding shares of Company Common Stock, Company Preferred Stock or other Securities, which such Stockholder may acquire at any time in the future during the term of this Agreement, the “Stockholder Securities”) set forth opposite the Stockholder’s signature page hereto, and (ii) except as set forth on the Stockholder’s signature page to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Company Capital Stock or any option, warrant, call, proxy, commitment, right or other Securities convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing (each, an “Equity Interest”).

(b)	The Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c)	This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency (including all applicable legal requirements relating to fraudulent transfers), reorganization, moratorium and similar legal requirements of general applicability relating to or affecting creditors’ rights and subject to general principles of equity.

(d)	Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder or Stockholder’s assets are bound, except for such violations, defaults or conflicts as would not prevent or materially delay the Stockholder’s performance of its obligations under this Agreement. Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Law, and assuming all notifications, filings, registrations, permits, authorizations, consents or approvals to be obtained or made by the Company, Parent or Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby are obtained or made, the consummation by the Stockholder of the transactions contemplated hereby will not (i) cause a violation, or a default, by the Stockholder of any applicable legal requirement or decree, order or judgment binding on the Stockholder or the Stockholder Securities, (ii) conflict with, result in a breach of, or constitute a default on the part of the Stockholder under any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder or its assets are bound, other than as required under the Exchange Act, and except for such violations, defaults or conflicts or breaches as would not, individually or in the aggregate, prevent or materially delay the performance by the Stockholder or any of its obligations under this Agreement and the Merger Agreement, or (iii) if such Stockholder is an entity, violate any provision of such Stockholder’s organizational documents, except in each such case of clauses (i) through (iii) as would not prevent or materially delay the Stockholder’s performance of its obligations under this Agreement.

(e)	The Stockholder Securities and the certificates, if any, representing such Stockholder Securities owned by the Stockholder are now, and, subject to Section 3(b), at all times during the term hereof will be, held by the Stockholder or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, encumbrances, subscriptions, options, warrants, calls, proxies, commitments, restrictions and contracts of any kind, except for any such liens or encumbrances arising hereunder, any applicable restrictions on transfer under the Securities Act and any liens, encumbrances, subscriptions, options, warrants, calls, proxies, commitments, restrictions or contracts that would not materially impair the Stockholder’s ability to perform his/her/its obligations hereunder (such liens and encumbrances, “Permitted Liens”).

(f)	Subject only to community property laws and any applicable restrictions on transfer under the Securities Act, the Stockholder has full voting power, with respect to his/her/its shares of Company Common Stock, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of his/her/its shares of Company Common Stock held in the name of the Stockholder. The Stockholder Securities of such Stockholder are not subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder Securities.

(g)	As of the time of execution of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder at law or equity before or by any Governmental Authority that would reasonably be expected to materially impair or materially delay the performance by the Stockholder of its obligations under this Agreement or otherwise materially and adversely impact the Stockholder’s ability to perform its obligations hereunder.

(h)	The Stockholder has received and reviewed a copy of the Merger Agreement. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(i)	No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission for which Parent, Merger Sub or the Company would be responsible in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder (it being understood that arrangements of the Company or its other Affiliates shall not be deemed to be an arrangement of such Stockholder).

Section 2.      Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Stockholder as follows:

(a)	Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and each of Parent and Merger Sub have the limited liability company or corporate power and authority, as the case may be, to execute and deliver and perform their obligations under this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and each has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

(b)	Each of this Agreement and the Merger Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming each of this Agreement and the Merger Agreement constitutes legal, valid and binding obligations of the other parties hereto and thereto, constitutes the legal, valid and binding obligations of each of Parent and Merger Sub, are enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency (including all legal requirements relating to fraudulent transfers), reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity.

(c)	Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement and the Merger Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement and the Merger Agreement, will not: (i) cause a violation, or a default, by Parent or Merger Sub of any applicable legal requirement or decree, order or judgment applicable to Parent or Merger Sub, or to which either Parent or Merger Sub is subject; (ii) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or their respective assets are bound; or (iii) violate any provision of Parent’s or Merger Sub’s organizational documents, except, in each case of the foregoing clauses (i), (ii) and (iii), for such violations, defaults, conflicts or breaches as would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub or any of their obligations under this Agreement and the Merger Agreement. Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement), any “anti-takeover” laws, the DGCL, in connection with the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person at or prior to the consummation of the transactions contemplated in connection with the execution and delivery of this Agreement or the Merger Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by the Merger Agreement, other than such filings, notifications, approvals, notices or consents that, if not obtained, made or given, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement and the Merger Agreement.

Section 3.      Transfer of the Shares; Other Actions.

(a)	Prior to the Termination Date, except as otherwise expressly provided herein (including pursuant to this Section 3 or Section 4) or in the Merger Agreement, the Stockholder shall not, and shall cause each of its Subsidiaries not to: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, or create any lien or encumbrance (other than Permitted Liens) on or enter into any agreement with respect to any of the foregoing (“Transfer,” which for the avoidance of doubt does not include any exercise of Equity Interests), any or all of Stockholder’s Equity Interests in the Company, including any Stockholder Securities; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Stockholder Securities with respect to any matter that is in contravention of the obligations of Stockholder under this Agreement with respect to Stockholder’s Equity Interests; (iv) deposit any of Stockholder’s Equity Interests, including the Stockholder Securities, into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Equity Interests, including the Stockholder Securities, in contravention of the obligations of Stockholder under this Agreement with respect to Stockholder’s Equity Interests; or (v) knowingly take or cause the taking of any other action that would materially restrict or prevent the performance of such Stockholder’s obligations hereunder, excluding any bankruptcy filing. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Stockholder Securities shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Stockholder Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

(b)	Notwithstanding the foregoing, the Stockholder may make (i) Transfers of Equity Interests by will, intestacy, Governmental Order or by operation of Law or other transfers for estate planning purposes, (ii) with respect to such Stockholder’s Company Options or Company Warrants which expire on or prior to the termination of the Merger Agreement or as a result of the consummation of the Merger, Transfers or cancellations of the underlying shares of Company Common Stock to the Company (A) in payment of the exercise price of such Stockholder’s Company Options or Company Warrants and (B) in order to satisfy taxes or tax withholding obligations applicable to the exercise of such Stockholder’s Company Options or Company Warrants, (iii) with respect to such Stockholder’s Company RSUs, Company Options or Company SARs, Transfers or cancellations of the underlying shares of Company Common Stock to the Company in order to satisfy taxes or tax withholding obligations or for the net settlement of such Company RSUs, Company Options or Company SARs, (iv) Transfers of shares or other Equity Interests to any stockholders, members partners or equityholders if the Stockholder is an entity, (v) Transfers of shares or other Equity Interests to any Affiliate or Permitted Transferee, and (vii) other Transfers of shares or other Equity Interests as Parent may otherwise agree in writing in its sole discretion (but only with the prior written consent of the Company), so long as, in the case of the foregoing clauses (i), (iv) and (v), any such transferee shall agree in writing to be bound by this Agreement as a condition to the consummation of any such Transfer.

“Permitted Transferee” means, with respect to the Stockholder, (i) a spouse, lineal descendant or antecedent, brother or sister, child or grandchild, adopted child or grandchild, or the spouse of any child, adopted child, grandchild, or adopted grandchild of such Stockholder, (ii) any charitable entities or institutions, (iii) any trust, the beneficiaries of which include only the Persons named in clause (i) or (ii) of this definition, or (iv) any corporation, limited liability company, or partnership, the equity holders of which include only the Persons named in clause (i) or (ii) of this definition.

(c)	Stockholder agrees that it/he/she will not exercise any dissenter’s rights available to Stockholder with respect to the Merger pursuant to Section 262 of the DGCL.

(d)	Notwithstanding anything to the contrary herein, nothing in this Agreement shall restrict the Stockholder from effectuating (i) any Transfer of Equity Interests following the date on which the Requisite Stockholder Approval is obtained (and any Equity Interests disposed of by the Stockholder in such a Transfer shall no longer constitute Equity Interests or Stockholder Securities subject to the provisions of this Agreement) or (ii) any ordinary course Transfer by limited partners of any equity interests of any investment funds advised by the Stockholder or its Affiliates (each such fund, a “Fund”) not formed for the sole purpose of holding the shares of Company Common Stock, in and of themselves, so long as any such Transfer does not adversely affect the ability of the Stockholder to perform its obligations under this Agreement.

Section 4.      Voting of Shares.

(a)	Prior to the Termination Date, and without in any way limiting Stockholder’s right to vote all its/her/his shares of Company Common Stock and Company Preferred Stock, as applicable, in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, at every annual, special or other meeting of the Company Stockholders called, and at every adjournment or postponement thereof, Stockholder (in Stockholder’s capacity as a holder of the Stockholder Securities) shall, or shall cause the holder of record on any applicable record date to, (i) appear (in person or by proxy) at each such meeting or otherwise cause all of Stockholder’s shares of Company Common Stock and Company Preferred Stock, as applicable, entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) subject to Section 4(c), vote (or cause to be voted), in person or by proxy, all shares of Company Common Stock and Company Preferred Stock, as applicable, beneficially owned by Stockholder and entitled to vote (the “Vote Shares”) (A) in favor of (1) the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement and (2) any non-binding advisory vote on “golden parachute” executive compensation arrangements, and/or (B) against (1) any action or agreement which would reasonably be expected to impede, materially delay or adversely affect the consummation of the Merger or result in any of the conditions to the Company’s obligations to consummate the Merger set forth in Article VII of the Merger Agreement not being fulfilled, or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws), and (2) any Acquisition Proposal.

(b)	Notwithstanding the foregoing, the Stockholder shall retain at all times the right to vote the shares of Company Common Stock held by it in its sole discretion and without any other limitation on those matters other than those set forth in Section 4(a)(ii) that are at any time or from time to time presented for consideration to the Company Stockholders.

(c)	Notwithstanding anything else in this Agreement to the contrary, in the event the number of Vote Shares would represent (when taken together with the Other Vote Shares) more than 45% of the outstanding shares of Company Capital Stock as of the record date for any stockholder vote, consent or other approval (the “Vote Shares Cap”), at the election of the Shareholder, the number of Vote Shares shall be reduced correspondingly so that the Vote Shares (when taken together with the Other Vote Shares) will represent the Vote Shares Cap.

“Other Vote Shares” means, as of the record date for any stockholder vote, consent or other approval, all shares of Company Common Stock and Company Preferred Stock, as applicable, beneficially owned by Company Stockholders other than the Stockholder that are required to be voted in a manner substantially similar to that described in Section  4(a)(ii), pursuant to any agreement entered into prior to the signing of the Merger Agreement (other than this Agreement), between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any Company Stockholder other than the Stockholder, on the other hand.

(d)	The obligations set forth in this Section 4 shall apply to the Stockholder unless and until the Termination Date shall have occurred, at which time such obligations shall terminate and be of no further force or effect.

Section 5.      Conditional Irrevocable Proxy. Solely with respect to the matters described in Section 4 and subject to Section 4(c), for so long as this Agreement has not been validly terminated in accordance with its terms, and in order to secure the obligations of the Stockholder to vote their Vote Shares in accordance with the provisions of Section 4 hereof, if the Stockholder (i) fails to comply with its obligations under Section 4 or (ii) otherwise attempts to vote its Vote Shares, in person or by proxy, in a manner that is inconsistent with Section 4(a)(ii) (each, a “Triggering Event”), the Stockholder will be deemed, upon and at the time of such Triggering Event, to hereby irrevocably appoint Parent as its attorney and proxy with full power of substitution and resubstitution, to the full extent of the Stockholder’s voting rights with respect to all of its Vote Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote, and to execute written consents with respect to, all of its Vote Shares solely on the matters described in Section 4(a)(ii) and in accordance therewith; provided, that the proxy contemplated by this Section 5 shall not arise and shall have no force or effect prior to the occurrence of a Triggering Event. The Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with its terms; provided, that Parent may terminate this proxy at any time in its sole discretion by written notice provided to the Stockholder. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Section 5.

Section 6.     Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a holder of the Stockholder Securities and/or other Equity Interests in the Company, and not in such Stockholder’s or any partner, officer, employee or other Representative or Affiliate of Stockholder’s capacity as (a) a director, officer or employee of the Company or any of its Subsidiaries or (b) a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder or any partner, officer, employee or other Representative or Affiliate of Stockholder to attempt to) limit or restrict any actions or omissions of a director and/or officer of the Company or any of its Subsidiaries, including, without limitation, in the exercise of his or her fiduciary duties as a director and/or officer of the Company or any of its Subsidiaries or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any of its Subsidiaries or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

Section 7.      Further Assurances. Each party shall execute and deliver any additional documents and take such further actions that are reasonably necessary to carry out all of its obligations under the provisions hereof.

Section 8.      Termination.

(a)	This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately without any notice or other action by any Person, upon the earliest to occur of the following (the date of such termination, the “Termination Date”):

(i)    termination of the Merger Agreement in accordance with its terms;

(ii)   the Effective Time;

(iii) any change to the terms of the Merger Agreement (as it exists as of the date of this Agreement) without the prior written consent of the Stockholder that (A) reduces the Per Share Price or any consideration otherwise payable to the Stockholder (subject to adjustments in compliance with Section 2.7(b) of the Merger Agreement), (B) changes the form of consideration payable in the Merger or any consideration otherwise payable with respect to the shares of Company Common Stock beneficially owned by the Stockholder, (C) materially delays or imposes any additional material restrictions or conditions on the payment of the consideration payable with respect to the Stockholder Securities or other Equity Interests or (D) materially impedes or materially delays, or imposes any additional material restrictions or conditions on, the consummation of the Merger;

(iv) subject to compliance with Section 3(b), the date on which the Stockholder ceases to own any Equity Interests; or

(v)  the mutual written consent of Parent, the Company and the Stockholder.

(b)	Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided, however, that the termination of this Agreement shall not relieve any party from liability from any willful and material breach of this Agreement prior to such termination; provided, further, that in the event the Effective Time shall have occurred, the Stockholder shall not have any liability or other obligation hereunder whatsoever, including with respect to any willful and material breach of this Agreement occurring prior thereto (other than any breach of Stockholder’s covenant in Section 3(c)).

(c)	Sections 8(b), 9 and 12 hereof shall survive the termination of this Agreement.

Section 9.      Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

Section 10.    Public Announcements. Parent, Merger Sub and the Stockholder (in its capacity as a stockholder of the Company and/or signatory to this Agreement) shall only make public announcements regarding this Agreement and the transactions contemplated hereby that are consistent with the public statements made by the Company and Parent in connection with this Agreement, the Merger Agreement and the transactions contemplated thereby, and only with the prior written consent of Parent. The Stockholder (a) consents to and authorizes the publication and disclosure by Parent, the Company and their respective Affiliates of its identity and holding of the Stockholder Securities and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Authority, provided that, such disclosing party shall provide Stockholder and its counsel a reasonable opportunity to review and comment thereon prior to such publications or disclosures being made public, and such disclosing party shall give reasonable consideration to any such comments, and (b) agrees promptly to give to Parent and the Company, after written request therefor, any information it may reasonably require for the preparation of any such disclosure documents. Each of Parent and Merger Sub consents to and authorizes the publication and disclosure by the Stockholder of the nature of its commitments and obligations under this Agreement and such other matters as may be required in connection with the Merger in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Authority to be made by any Stockholder in connection with the Merger. Nothing set forth herein shall limit any disclosure by any Stockholder to its or its Affiliates’ general or current or prospective limited partners or members, or other Affiliates, on a confidential basis.

Section 11.   Adjustments. In the event (a) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Stockholder Securities or (b) that the Stockholder shall become the beneficial owner of any additional shares of Company Capital Stock or other Stockholder Securities, then the terms of this Agreement shall apply to the shares of Company Capital Stock or other Stockholder Securities held by the Stockholder immediately following the effectiveness of the events described in clause (a) or the Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Stockholder Securities hereunder. In the event that the Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4(a)(ii) hereof, then the terms of Section 4 hereof shall apply to such other securities as though they were Stockholder Securities hereunder.

Section 12.    No Solicitation. Subject to Section 6, each Stockholder, solely in its capacity as a stockholder of the Company, shall not, and shall not instruct, authorize or knowingly permit any of its Representatives acting on its behalf to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person (other than its Representatives or Parent, Merger Sub or any designees of Parent or Merger Sub) with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in Section 5.3 of the Merger Agreement and contacting the Person making the Acquisition Proposal to the extent necessary to clarify the terms of the Acquisition Proposal); (iv) approve, endorse or recommend an Acquisition Proposal or any other proposals that would reasonably be expected to lead to an Acquisition Proposal; or (v) enter into any Alternative Acquisition Agreement. For clarity, if such Stockholder is a venture capital, investment fund or private equity investor, the term “Representative” (a) shall include any general partner of such Stockholder that is still affiliated with such Stockholder, but (b) shall exclude (i) any limited partner, (ii) any general partner that is no longer affiliated with such Stockholder, and (iii) any employees or other Representatives, in each case of clauses (i) to (iii), who do not have actual knowledge of the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, nothing in this Section 12 shall restrict (or require Stockholder to attempt to restrict) any actions or omissions of any director or officer of the Company acting in their capacity as such, provided, that this sentence shall not affect or otherwise diminish the obligations of the Company under the Merger Agreement, including Section 5.3 therein.

Section 13.    Miscellaneous.

(a)	Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission (provided that (A) the subject line of such email states that it is a notice delivered pursuant to this Section 13(a) and (B) the sender of such email does not receive written notification of delivery failure), to Parent in accordance with Section 9.2 of the Merger Agreement and to the Stockholder at its address set forth on the Stockholder’s signature page hereto (or at such other address for a party as shall be specified by like notice).

(b)	Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)	Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(d)	Entire Agreement, No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties, with respect to the subject matter hereof and thereof and (ii) is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever, except as expressly set forth in Section 8(a)(v), Section 13(g) and Section 13(l).

(e)	Governing Law, Jurisdiction. This Agreement is governed by and construed in accordance with the laws of the State of Delaware. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 13(a) or in such other manner as may be permitted by applicable law, and nothing in this Section 13(e) will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(f)	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(f).

(g)	Assignment. Other than in connection with any Transfer permitted by Section 3, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement to any party to whom they have assigned the Merger Agreement; provided, however, that (i) Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of Parent and/or Merger Sub under the Merger Agreement to such indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement, and any such assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of such assignee under the Merger Agreement to such additional direct or indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement and (ii) the Stockholder will have the right to assign all or any portion of its rights and obligations under this Agreement to one or more Affiliates; provided, that no such assignment shall relieve Parent or Merger Sub (in the case of clause (i) above) or the Stockholder (in the case of clause (ii) above) of any of its respective obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns; provided, that the Company may rely upon this Agreement and enforce the provisions hereof as an intended and express third-party beneficiary (including in connection with the obligation of the parties set forth herein to obtain the prior written consent of the Company in connection with the termination, amendment, modification or waiver of this Agreement).

(h)	Severability of Provisions. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(i)	Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, (i) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (ii) the right of specific enforcement is an integral part of the Agreement and without that right, Parent would not have entered into this Agreement. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity and any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(j)	Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and only with the prior written consent of the Company. No waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party, and only with the prior written consent of the Company.

(k)	Binding Nature. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

(l)	No Recourse. Parent and Merger Sub agree that the Stockholder will not be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to the Merger Agreement or the Merger (other than any liability for claims, losses, damages, expenses and other liabilities or obligations solely to the extent arising under, and in accordance with the terms of, this Agreement, provided, that, except in respect of any breach of Stockholder’s covenant in Section 3(c), in no event shall such claims, losses, damages, expenses or other liabilities or obligations include consequential, indirect, special or similar damages), including the Company’s breach of the Merger Agreement. Notwithstanding anything to the contrary herein, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any party hereto, and no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement (whether in tort, contract or otherwise) or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. The parties hereto acknowledge and agree that the Non-Recourse Parties are third party beneficiaries of this Section 13(l), each of whom may enforce the provisions thereof.

(m)	No Presumption. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(n)	No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

(o)	No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder Securities. All rights, ownership and economic benefits of and relating to the Stockholder Securities shall remain vested in and belong to Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Stockholder Securities, except as otherwise specifically provided herein.

[Signature pages follow]

IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

COMMURE, INC.

By:	/s/Daniel Brian
	Name:	Daniel Brian
	Title:	Chief Legal Officer and Chief Financial Officer

ANDERSON MERGER SUB, INC.

By:	/s/Daniel Brian
	Name:	Daniel Brian
	Title:	Chief Financial Officer

Signature Page to Voting and Support Agreement

IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

RAF, L.P.
By: RAF GP, LLC, its general partner

Redmile Capital Fund, LP
Redmile Capital Offshore Master Fund, Ltd
Redmile Strategic Trading Sub, Ltd.
By: Redmile Group, LLC, its investment manager

Redmile Private Investments II, L.P.
By: Redmile Private Investments II (GP), LLC, its general partner
By: Redmile Group, LLC, its managing member

RedCo II Master Fund, L.P.
By: RedCo II (GP), LLC, its general partner

By:	/s/Joshua Garcia
Name: Joshua Garcia
Title: Authorized Signatory

Stockholders Securities:

Company Common Stock: 16,380,327

Company RSUs: _____________________

Company Options: ___________________

Company Preferred Stock:___________________

Company Warrants: 5,709,792

Company SARs: ______________________

Signature Page to Voting and Support Agreement

EXHIBIT A
AGREEMENT AND PLAN OF MERGER